S&P Global Names Stephanie C. Hill to Board of Directors

NEW YORK, January 25, 2017-S&P Global (NYSE: SPGI) announced that its Board of Directors has elected Stephanie C. Hill to its Board, effective immediately.

Ms. Hill is Vice President & General Manager of Lockheed Martin’s Cyber, Ships & Advanced Technologies (CSAT) line of business for Rotary and Mission Systems.
“Stephanie has demonstrated exceptional and consistent business and community leadership in her role at Lockheed Martin and in the city of Baltimore,” said Charles E. “Ed” Haldeman, Jr., Chairman of S&P Global. “Her leadership in corporate governance and working with the government on issues of critical importance will further strengthen our talented Board of Directors.”

“We are delighted Stephanie is joining our Board and look forward to benefiting from her deep business management and technical experience. Her community leadership will add depth to our already strong Board of Directors,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global.

Ms. Hill also serves as chair of the Greater Baltimore Committee and is a member of the University of Maryland, Baltimore County’s Board of Visitors. Additionally, she sits on the Boards of Directors for the U.S. Coast Guard Foundation and Project Lead the Way, the nation’s leading provider of K-12 Science, Technology, Engineering and Mathematics (STEM) programs.

Ms. Hill has been recognized for her career achievements and community outreach, especially in the advancement of STEM education. She was recognized as one of Computerworld's 2015 Premier 100 IT Leaders and one of Maryland’s 19th Annual International Leadership Awardees by the World Trade Center Institute. In 2014, Ms. Hill was named the U.S. Black Engineer of the Year by Career Communications Group and included on EBONY Magazine’s Power 100 list, recognizing the achievements of African-Americans in a variety of fields.
The addition of Ms. Hill brings the number of S&P Global Directors to 13. Ms. Hill’s nomination follows the appointments of Rebecca Jacoby in 2014 and Maria Morris and Monique Leroux in 2016. Their appointments underscore the Company’s commitment to inviting diverse backgrounds, perspectives, skills and experience into the Board room to guide the growth and performance of S&P Global.
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About S&P Global:
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company's divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information, visit www.spglobal.com.
Contacts:
Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
(347) 419-4169 (mobile)
jason.feuchtwanger@spglobal.com